EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE CORP. REPORTS PRELIMINARY 2005 RESULTS AND PROVIDES 2006 GUIDANCE

•	Record 44 laser placements in fourth quarter, and 156 placements for the year, boosted worldwide installed base to 371

•	Sale of 95,000 procedures in fourth quarter, a 14% sequential increase, expanded 2005 total to 338,000

IRVINE, CALIF. — (BUSINESS WIRE) January 26, 2006—IntraLase Corp. (NASDAQ:ILSE) today announced the following preliminary unaudited results for the fourth quarter ended December 31, 2005 and calendar year 2005: fourth quarter revenues of approximately $27.4 million, net income of approximately $3.7 million, including approximately $1.0 million in non-cash, stock-based compensation expense, and earnings per fully diluted share of approximately $0.12. The company anticipates full year revenue to be approximately $94.4 million, net income is expected to be approximately $9.4 million, and earnings per fully diluted share are expected to be approximately $0.30. In its previous guidance, the company said that it expected 2005 revenues to be greater than $95 million, and that it expected to generate net income in a range of $10 to $12 million, or $0.33 to $0.37 per fully diluted share, including expected expenses associated with non-cash, stock-based compensation.

In the fourth quarter ended December 31, 2005 IntraLase sold or leased a record 44 IntraLase® FS lasers, compared to 37 in the fourth quarter a year ago. During fiscal year 2005, a total of 156 lasers were sold or leased, compared to 111 in 2004, an increase of 41%. Procedures sold, inclusive of a disposable patient interface, numbered 95,000 in the fourth quarter, an increase of 81% from the fourth quarter of 2004. Total procedures sold in 2005, inclusive of a disposable patient interface, numbered 338,000, an increase of 76% year over year.

“We are extremely pleased with our fourth quarter laser sales and procedure volume, both of which represent new quarterly records for the company. Fourth quarter worldwide laser placements increased almost 30% sequentially, with U.S. laser placements nearly doubling during that time. Our fourth quarter worldwide procedure volume grew 14% over the prior quarter, representing solid sequential growth,” said Robert J. Palmisano, President and Chief Executive Officer of IntraLase. “In 2005 we grew our revenue and earnings to record levels, we increased our U.S. market share each quarter, and we expanded our global footprint. Furthermore, we boosted our worldwide installed laser base to 371, and introduced the 30 kHz laser.” Mr. Palmisano continued, “These tremendous achievements during the year enhance IntraLase’s position of strength as we enter 2006.”

IntraLase also announced that it entered into a new agreement with TLCVision Corporation (NASDAQ: TLCV, TSX: TLC) which includes a laser commitment across all of their refractive service models over the next two years. “We are very pleased to further strengthen our relationship with TLCVision, the largest provider of laser vision correction services in North America,” stated Mr. Palmisano.

IntraLase also issued 2006 revenue guidance of approximately $130 million, net income guidance of approximately $22 million, and earnings per fully diluted share guidance of approximately $0.70 including estimated expenses of approximately $6.5 million associated with non-cash, stock-based compensation.

Mr. Palmisano concluded by stating, “Our confidence in our 2006 guidance is bolstered by our recent agreement with TLCVision and our compelling worldwide opportunity. In addition to expanding our position in the U.S. market with TLCVision and individual surgeons, the international LASIK markets represent a substantial opportunity for IntraLase. In particular, Asia has a large population, high rates of myopia and growing economies. China is expected to continue to drive demand for LASIK and our customers in Japan have been instrumental in building demand in their market.”

IntraLase will host a conference call today at 11:00 a.m. Eastern Time to provide additional 2005 highlights and supporting detail on the earnings guidance for 2006. The call will be webcast live by Thomson/CCBN and can be accessed on the IntraLase web site. A recorded version of the webcast will be available for a one-week period following the call. The webcast is also being distributed through Thomson StreetEvents Network to both institutional and individual investors. Individual investors can access the call at: www.fulldisclosure.com. Institutional investors can access the call via the password-protected event management site, StreetEvents www.streetevents.com. The call may also be accessed by telephone at (866) 713-8564 or for international parties at (617) 597-5312 and entering the confirmation code 32841640 between 10:50 a.m. and 11:00a.m. Eastern Time. A telephone rebroadcast may also be accessed for a one-week period by calling (888) 286-8010 or for international parties (617) 801-6888 and entering confirmation code 54789618.

Additionally, IntraLase is scheduled to report its official 2005 fourth quarter and fiscal year-end results on Thursday, February 16, 2006 before the U.S. markets open. A news release will be issued and will also be posted on the company’s website at www.intralase.com. Also on February 16, IntraLase will hold an investor conference call at 11:00 a.m. Eastern Time to discuss the company’s results.

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser that is revolutionizing refractive and corneal surgery by creating safe and more precise corneal incisions. Delivering on the promise of ophthalmic laser technology, the IntraLase FS laser, related software, and disposable devices replace the hand-held microkeratome blade used during LASIK surgery. The unsurpassed accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK. Additionally, the IntraLase FS laser creates precision-designed intracorneal incisions that when combined can be used during lamellar and penetrating keratoplasties, and intrastromal ring implantation. IntraLase is presently in the process of commercializing applications of its technology in the treatment of corneal diseases that require corneal transplant surgery. The company’s proprietary laser and disposable patient interfaces are presently marketed throughout the United States and 26 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on form 10-Q for the period ending September 30, 2005, as filed with the Securities and Exchange Commission on November 8, 2005.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information concerning this press release, contact:

IntraLase Corp., Irvine, CA

Shelley B. Thunen

Executive Vice President and Chief Financial Officer

(949) 859-5230 x196

sthunen@intralase.com

or

Krista Mallory

Director, Investor Relations and Corporate Communications

(949) 859-5230 x260

kmallory@intralase.com